Item 77Q2 and Sub-Item 102P2
DWS High Income Trust (the "Fund")

Based on a review of reports filed by
the Fund's trustees and executive officers, the investment advisor, officers and directors of the investment advisor, affiliated persons of the investment advisor and beneficial holders of 10% or more of the Fund's outstanding shares, and written representations by the Reporting Persons that no year-end reports were required for such persons, all filings required by Section 16(a) of the Securities and Exchange Act of 1934 for the fiscal year ended
November 30, 2012 were timely, except that Michael J. Woods, filed a Form 3 late. This filing related solely to a miscommunication to the Section 16 officer at the time of his appointment and did not relate to any transactions in the Fund. Mr. Woods does not currently own any shares of the Fund.









 For internal use only
E:\Electronic Working Files\03 -
NSAR\2012\10-31-2012\DWS Global High Income Fund
\03-Exhibits\GHI 77Q2 and 102P2
Exhibit.docx
 For internal use only

 For internal use only